Exhibit 99.1

jcpenney Commences Tender Offer for 7⅛% Debentures Due 2023

PLANO, Texas (April 30, 2013) -- J. C. Penney Company, Inc. (NYSE: JCP) (the “Company”), as co-obligor on the Notes (as defined below), and J. C. Penney Corporation, Inc., a wholly owned subsidiary of the Company (“JCP”, and together with the Company, “J. C. Penney”), as issuer of the Notes, announced today the commencement of a cash tender offer by JCP to purchase any and all of JCP’s outstanding 7 1/8% Debentures Due 2023 (CUSIP No. 708160 BE5) (the “Notes”) and related consent solicitation, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated as of April 30, 2013, and the accompanying Consent and Letter of Transmittal (together, the “Offer Documents”).  In conjunction with the offer, holders of Notes are being solicited to provide consents to certain proposed amendments to the indenture, as amended and supplemented, governing the Notes (the “Indenture”) that would eliminate most of the restrictive covenants and certain events of default and other provisions in the Indenture (the “Proposed Amendments”).

Certain Information Regarding the Tender Offer and Consent Solicitation

The tender offer commenced today and will expire at 11:59 p.m., New York City time, on May 28, 2013, unless extended or terminated (such date and time, as the same may be extended or earlier terminated, the “Expiration Time”).  Holders of Notes that validly tender (and do not validly withdraw) their Notes and provide consents to the Proposed Amendments on or before 5:00 p.m., New York City time, on May 13, 2013, unless extended or terminated (such date and time, as the same may be extended, the “Consent Expiration”) will be eligible to receive the Total Consideration, which is equal to $1,350 per $1,000 principal amount of any Notes accepted for purchase pursuant to the Offer Documents.  The Total Consideration consists of an amount equal to $1,300 per $1,000 principal amount of Notes (the “Tender Offer Consideration”), plus a consent payment in an amount equal to $50 per $1,000 principal amount of Notes (the “Consent Payment”).  Holders of Notes that validly tender their Notes after the Consent Expiration but on or prior to the Expiration Time will be eligible to receive only the Tender Offer Consideration.  Holders whose Notes are accepted for purchase in the tender offer will also receive accrued and unpaid interest to, but not including, the applicable payment date for the Notes.  Tendered Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on May 13, 2013, unless extended (the “Withdrawal Time”).  JCP may, but is not required to, select an initial settlement date for Notes validly tendered (and not validly withdrawn) prior to the Consent Expiration, which would be a business day it chooses following each of the Consent Expiration, the Withdrawal Time and the satisfaction or waiver of the conditions to the consummation of the tender offer and consent solicitation.  Holders of Notes who validly tender their Notes pursuant to the tender offer will be deemed to consent to the Proposed Amendments.

Completion of the tender offer and consent solicitation is subject to the satisfaction or waiver of certain conditions, including, but not limited to, receipt of debt financing on terms satisfactory to J. C. Penney and in an amount that will be sufficient to pay the Total Consideration for all tendered Notes.  If JCP does not receive sufficient consents to effect the Proposed Amendments, JCP currently intends to satisfy and discharge under the Indenture any and all Notes not tendered, though there is no guarantee JCP will effect such satisfaction and discharge.

Goldman, Sachs & Co. is acting as dealer manager and solicitation agent for the tender offer and consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 902-5183 (collect).

D.F. King & Co., Inc. is acting as tender and information agent for the tender offer and consent solicitation.  Requests for copies of the Offer Documents may be directed to D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers) or (800) 290-6427 (toll-free).

This press release is for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any Notes.  The tender offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  No recommendation is made as to whether or not holders of Notes should tender their Notes pursuant to the tender offer or provide consents to the Proposed Amendments.  The tender offer and consent solicitation is being made solely pursuant to the Offer Documents, which more fully set forth and govern the terms and conditions of the tender offer and consent solicitation.  The Offer Documents contain important information and should be read carefully before any decision is made with respect to the tender offer and consent solicitation.

For further information:

Investor Relations: (972) 431.5500
jcpinvestorrelations@jcpenney.com

Media Relations: (972) 431.3400
jcpcorpcomm@jcpenney.com

Corporate Website
ir.jcpenney.com

About jcpenney

More than a century ago, James Cash Penney founded his company on the principle of the Golden Rule: treat others the way you’d like to be treated – Fair and Square. His legacy continues to this day, as J. C. Penney Company, Inc. (NYSE: JCP) boldly transforms the retail experience across 1,100 stores and jcp.com to become America’s favorite store. Focused on making the customer experience better every day, jcpenney is dreaming up new ways to make customers love shopping again. On every visit, customers will discover great prices every day in a unique Shops environment that features exceptionally curated merchandise, a dynamic presentation and unmatched customer service. For more information, visit us at jcp.com.

This release may contain forward-looking statements. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, the success of our transformation, the impact of changes designed to transform our business, competition and promotional activities, changes in merchandise styles and trends, changes in store traffic trends, maintaining an appropriate mix and level of inventory, the implementation of our new store layout, the availability of internal and external sources of liquidity, our failure to retain, attract and motivate our employees, the reduction and restructuring of our workforce, the impact of cost reduction initiatives, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, disruptions in our information technology systems or website, changes in our credit ratings, our failure to source and deliver merchandise in a timely and cost-effective manner, changes in our arrangements with our suppliers and vendors, restrictions under our revolving credit facility, potential asset impairment charges, risks associated with importing merchandise from foreign countries, economic and political conditions that impact consumer confidence and spending, the impact of holiday spending patterns and weather conditions, changes in federal, state or local laws and regulations, legal and regulatory proceedings, significant changes in discount rates, actual investment return on pension assets and other factors related to our qualified pension plan, the influence of our largest stockholders, the volatility of our stock price and our ability to use net operating loss carryforwards to offset future taxable income for U.S. federal income tax purposes. Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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